THE STALLION GROUP

FOR IMMEDIATE RELEASE

STOCKHOLDERS APPROVE FORWARD SPLIT

VANCOUVER, B.C. – September 27, 2006—The Stallion Group today announced that stockholders have approved a forward stock split.

On September 27, 2006 the Corporation amended its Articles of Incorporation through the implementation of a forward split of the Corporation’s Common Stock on the basis of three (3) new shares for each old share, based on a resolution of the Directors dated August 31, 2006 and a consent resolution of the shareholders dated September 8, 2006 signed by the holders of greater than 51% of the issued and outstanding shares of the Corporation. Prior to the split, the Corporation had 9,306,500 shares outstanding; post forward split, there will be 27,919,500 shares issued.

As amended and restated, Articles One and Four of the Corporation’s Articles of Incorporation will be altered to:

ARTICLE FOUR

The amount of the total authorized capital stock of the corporation is Six Hundred Thousand Dollars ($600,000.00) consisting of Six Hundred Million (600,000,000) shares of common stock of the par value of $0.001 each all of the shares of the Corporation being of the same class and without preference or distinction.

On behalf of the Board of Directors,

THE STALLION GROUP

/s/   Kulwant Sandher, Director, CFO

This press release may contain forward-looking statements within the meaning of section 27(a) of the United States Securities Act of 1933, as amended, section 21(e) of the United States Securities and Exchange Act of 1934, as amended, and the Private Litigation Reform Act of 1995, as amended, with respect to achieving corporate objectives, developing additional project interests and Stallion’s analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the “Safe Harbour” provisions of the Private Litigation Reform Act and involve risks and uncertainties which could cause actual results to differ materially from the Corporation’s expectations and estimates and from the forward looking statements contained herein. Such forward looking statements, particularly as related to the business plans of The Stallion Group, Stallion’s ability to gain market acceptance, are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the Company’s expectations and estimates.

For more information, please CONTACT

The Stallion Group

Kulwant Sandher, Director & CFO

Telephone:  1-604-602-1650

604 – 700 West Pender Street,

Vancouver, BC  V6C 1G8